Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2025 Results

•Reported sales down (6)%; organic sales down (4)% with currency decreasing sales (2)% year over year
•Total company Book-to-bill was ~1.0, consistent with the normal historical range
•Total ARR up 8% year over year
•Diluted EPS of $2.22 and adjusted EPS $2.45; down (4)% and (2)% year over year, respectively
•Updates fiscal 2025 reported sales growth guidance range to (4.5)% to 1.5% due to ~(0.5)% FX impact to sales; reaffirms organic sales growth guidance range of (4)% to 2%
•Updates fiscal 2025 diluted EPS guidance range to $8.23 - $9.23; updates adjusted EPS guidance range to $9.20 - $10.20

MILWAUKEE (May 7, 2025) — Rockwell Automation, Inc. (NYSE: ROK) today reported second quarter fiscal 2025 results.
"Rockwell delivered another quarter of strong operating performance with sales, margins, and EPS all above our expectations. We saw a healthy intake of orders across most of our lines of business, with total company book-to-bill in-line with our historical average of about 1.0. We also continue to add resiliency to our operations as we navigate a highly dynamic environment. I’m proud of how our employees and partners are working together to position Rockwell as the automation leader of choice for our customers in the U.S. and around the world," said Blake Moret, Chairman and CEO.

Fiscal Q2 2025 Financial Results
Fiscal 2025 second quarter reported sales were $2,001 million, down (6)% from $2,126 million in the second quarter of fiscal 2024. Organic sales decreased (4)% and currency translation decreased sales by (2)%.
Income before income taxes was $299 million in the second quarter of fiscal 2025 compared to $310 million in the same period last year. Pre-tax margin was 14.9% in the second quarter of fiscal 2025 compared to 14.6% in the same period last year. Total segment operating earnings were $408 million in the second quarter of fiscal 2025, up 1% from $404 million in the same period of fiscal 2024. Total segment operating margin was 20.4% compared to 19.0% a year ago. The increase in segment operating margin was primarily due to the benefits from cost reduction and margin expansion actions and positive price/cost, partially offset by higher compensation and lower sales volume.
Fiscal 2025 second quarter Net income attributable to Rockwell Automation was $252 million or $2.22 per share, compared to $266 million or $2.31 per share in the second quarter of fiscal 2024. Fiscal 2025 second quarter adjusted EPS was $2.45, down (2)% compared to $2.50 in the second quarter of fiscal 2024.
Cash flow generated by operating activities in the second quarter of fiscal 2025 was $199 million, compared to $120 million in the second quarter of fiscal 2024. Free cash flow in the second quarter of fiscal 2025 was $171 million, compared to $69 million in the same period last year. Increases in cash flow provided by operating activities and free cash flow were primarily due to lower tax payments, partially offset by higher working capital.

Fiscal Year 2025 Outlook
The table below provides updated guidance for fiscal 2025. Due to the dynamic nature of the tariff environment, the Company has not adjusted its full-year guidance for organic sales, which could increase as a result of tariff-based price realization. Rockwell intends to offset existing and any additional tariff cost through a combination of pricing and supply chain actions, which is incorporated in the EPS guidance.

	Updated Guidance	Prior Guidance
Reported sales midpoint	~$8.1B	~$8.1B
Organic sales growth (1)	(4)% - 2%	(4)% - 2%
Inorganic sales growth	~ 0%	~ 0%
Currency translation	~ (0.5)%	~ (1.5)%
Reported sales growth	(4.5)% - 1.5%	(5.5)% - 0.5%
Diluted EPS	$8.23 - $9.23	$7.65 - $8.85
Adjusted EPS (1)	$9.20 - $10.20	$8.60- $9.80

(1) Organic sales growth and Adjusted EPS are non-GAAP measures. See Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate Reconciliation for more information on these non-GAAP measures.

"We are raising fiscal year 2025 margin and EPS targets based on strong execution, with clear focus defined by the Rockwell Operating Model. Structural productivity is helping us expand our margins and invest for the future, even against the backdrop of current uncertainty. Given our significant homefield advantage, Rockwell is uniquely positioned to deliver value from increased manufacturing and digital transformation investments in the U.S.,” Moret continued.

Following is a discussion of second quarter results for our business segments.
Intelligent Devices
Intelligent Devices second quarter fiscal 2025 sales were $896 million, a decrease of (8)% compared to $974 million in the same period last year. Organic sales decreased (6)% and currency translation decreased sales by (2)%. Segment operating earnings were $159 million compared to $161 million in the same period last year. Segment operating margin increased to 17.7% from 16.5% a year ago. The increase from prior year was driven by the benefits from cost reduction and margin expansion actions, positive price/cost, and favorable mix, partially offset by higher compensation and lower sales volume.

Software & Control
Software & Control second quarter fiscal 2025 sales were $568 million, a decrease of less than 1% compared to $569 million in the same period last year. Organic sales increased 2% and currency translation decreased sales by (2)%. Segment operating earnings were $171 million compared to $146 million in the same period last year. Segment operating margin increased to 30.1% from 25.7% a year ago. The increase from prior year was driven by the benefits from cost reduction and margin expansion actions and positive price/cost, partially offset by higher compensation.

Lifecycle Services
Lifecycle Services second quarter fiscal 2025 sales were $537 million, a decrease of (8)% compared to $583 million in the same period last year. Organic sales decreased (6)% and currency translation decreased sales by (2)%. Segment operating earnings were $78 million compared to $97 million in the same period last year. Segment operating margin was 14.5% compared to 16.6% a year ago driven by higher compensation and lower sales volume, partially offset by the benefits from cost reduction and margin expansion actions and strong project execution.

Supplemental Information
ARR - Total ARR grew 8% compared to the end of the second quarter of fiscal 2024.
Corporate and other - Fiscal 2025 second quarter Corporate and other expense was $33 million compared to $28 million in the second quarter of fiscal 2024.
Purchase accounting depreciation and amortization - Fiscal 2025 second quarter Purchase accounting depreciation and amortization expense was $36 million, down $1 million from the second quarter of fiscal 2024.
Tax - On a GAAP basis, the effective tax rate in the second quarter of fiscal 2025 was 17.1% compared to 14.5% in the second quarter of fiscal 2024. The adjusted effective tax rate for the second quarter of fiscal 2025 was 17.7% compared to 14.8% in the prior year. These increases were primarily due to lower discrete benefits recognized in the current year partially offset by a favorable geographic mix of pre-tax income.
Share repurchases - During the second quarter of fiscal 2025, the Company repurchased approximately 0.5 million shares of its common stock at a cost of $129 million. At March 31, 2025, approximately $1.1 billion remained available under our existing share repurchase authorizations.
Return on Invested Capital (ROIC) - ROIC was 14.2% for the twelve months ended March 31, 2025, compared to 18.0% for the twelve months ended March 31, 2024. The decrease is primarily driven by lower pre-tax net income, partially offset by a lower effective tax rate.

Definitions
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, adjusted income, adjusted EPS, adjusted effective tax rate, free cash flow, free cash flow conversion, and ROIC are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Book-to-bill - Book-to-bill is a key performance metric that provides an indication of the level of demand. It is calculated as orders divided by sales for a specified period. A book-to-bill greater than 1.0 indicates that orders exceeded sales and a growing backlog while a book-to-bill less than 1.0 indicates that sales exceeded orders and a declining backlog. We believe that book-to-bill provides useful information to investors about demand, and in our Lifecycle Services segment, about the strength of our backlog. Our measure of book-to-bill may be different from measures used by other companies.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on May 7, 2025. The call will be an audio webcast and accessible on the Rockwell Automation website (www.rockwellautomation.com/en-us/investors.html). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by using the following numbers: (888) 330-2022 in U.S.; (365) 977-0051 in Canada; +1 (646) 960-0690 for other countries. Use the following passcode: 5499533. Please call in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through June 7, 2025.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, trade controls, cybersecurity, and climate change;
•our profitability and market competitiveness may be adversely impacted by changes in trade policies, including tariffs or other factors;
•the severity and duration of disruptions to our business due to natural disasters (including those as a result of climate change), pandemics, acts of war, strikes, terrorism, social unrest, or other causes;
•the availability and price of components and materials;
•the availability, effectiveness, and security of our information technology systems;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the successful execution of our cost productivity and margin expansion initiatives;
•our ability to attract, develop, and retain qualified employees;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 27,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2024. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Sales (a)	$2,001	$2,126	$3,882	$4,178
Cost of sales	(1,191)	(1,293)	(2,350)	(2,550)
Gross profit (b)	810	833	1,532	1,628
Selling, general and administrative expenses (c)	(469)	(501)	(945)	(1,015)
Change in fair value of investments	(3)	3	(3)	6
Other income	—	15	6	24
Interest expense	(39)	(40)	(78)	(73)
Income before income taxes	299	310	512	570
Income tax provision	(51)	(45)	(86)	(92)
Net income	248	265	426	478
Net loss attributable to noncontrolling interests	(4)	(1)	(10)	(3)
Net income attributable to Rockwell Automation, Inc.	$252	$266	$436	$481

Gross profit as percent of sales (b/a)	40.5%	39.2%	39.5%	39.0%
SG&A as percent of sales (c/a)	23.4%	23.6%	24.3%	24.3%

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Sales
Intelligent Devices (a)	$896	$974	$1,702	$1,901
Software & Control (b)	568	569	1,097	1,173
Lifecycle Services (c)	537	583	1,083	1,104
Total sales (d)	$2,001	$2,126	$3,882	$4,178
Segment operating earnings
Intelligent Devices (e)	$159	$161	$279	$311
Software & Control (f)	171	146	304	298
Lifecycle Services (g)	78	97	146	151
Total segment operating earnings (1) (h)	408	404	729	760
Purchase accounting depreciation and amortization	(36)	(37)	(71)	(73)
Corporate and other	(33)	(28)	(71)	(68)
Non-operating pension and postretirement benefit credit	—	5	—	10
Change in fair value of investments	(3)	3	(3)	6
Interest expense, net	(37)	(37)	(72)	(65)
Income before income taxes (i)	299	310	512	570
Income tax provision	(51)	(45)	(86)	(92)
Net income	248	265	426	478
Net loss attributable to noncontrolling interests	(4)	(1)	(10)	(3)
Net income attributable to Rockwell Automation, Inc.	$252	$266	$436	$481

Diluted EPS	$2.22	$2.31	$3.83	$4.17

Adjusted EPS (2)	$2.45	$2.50	$4.29	$4.54

Diluted weighted average outstanding shares	113.3	114.8	113.4	115.0

Pre-tax margin (i/d)	14.9%	14.6%	13.2%	13.6%

Intelligent Devices segment operating margin (e/a)	17.7%	16.5%	16.4%	16.4%
Software & Control segment operating margin (f/b)	30.1%	25.7%	27.7%	25.4%
Lifecycle Services segment operating margin (g/c)	14.5%	16.6%	13.5%	13.7%
Total segment operating margin (1) (h/d)	20.4%	19.0%	18.8%	18.2%
(1) Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, corporate and other, non-operating pension and postretirement benefit credit, change in fair value of investments, and interest expense, net, because we do not consider these items to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.
(2) Adjusted EPS is a non-GAAP earnings measure that excludes purchase accounting depreciation and amortization, non-operating pension and postretirement benefit credit, and change in fair value of investments, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate" for more information regarding non-operating pension and postretirement benefit credit, and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2025	September 30, 2024
Assets
Cash and cash equivalents	$450	$471
Receivables	1,820	1,802
Inventories	1,175	1,293
Property, net	766	777
Operating lease right-of-use assets	385	423
Goodwill and intangibles	4,930	5,059
Other assets	1,467	1,407
Total	$10,993	$11,232
Liabilities and Shareowners’ Equity
Short-term debt	$1,114	$1,078
Accounts payable	766	860
Long-term debt	2,568	2,561
Operating lease liabilities	321	356
Other liabilities	2,619	2,702
Shareowners' equity attributable to Rockwell Automation, Inc.	3,439	3,498
Noncontrolling interests	166	177
Total	$10,993	$11,232

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2025	2024
Operating activities:
Net income	$426	$478
Depreciation and amortization	159	158
Change in fair value of investments	3	(6)
Retirement benefits expense	21	9
Pension contributions	(6)	(12)
Receivables/inventories/payables	(18)	77
Contract liabilities	70	23
Compensation and benefits	31	(285)
Income taxes	(119)	(228)
Other operating activities	(4)	(61)
Cash provided by operating activities	563	153
Investing activities:
Capital expenditures	(99)	(119)
Acquisition of businesses, net of cash acquired	—	(748)
Purchases of investments	(13)	(8)
Other investing activities	(10)	(1)
Cash used for investing activities	(122)	(876)
Financing activities:
Net issuance of short-term debt	339	706
Issuance of long-term debt, net of issuance costs	6	—
Repayment of long-term debt	(300)	—
Cash dividends	(297)	(287)
Purchases of treasury stock	(232)	(314)
Proceeds from the exercise of stock options	48	27
Other financing activities	(9)	(23)
Cash (used for) provided by financing activities	(445)	109
Effect of exchange rate changes on cash	(17)	5
Decrease in cash and cash equivalents	$(21)	$(609)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2025, compared to sales for the three and six months ended March 31, 2024:

	Three Months Ended March 31,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$1,288	$—	$(7)	$1,295	$1,294
EMEA	358	—	(9)	367	399
Asia Pacific	227	—	(7)	234	270
Latin America	128	—	(16)	144	163
Total	$2,001	$—	$(39)	$2,040	$2,126

	Six Months Ended March 31,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
North America	$2,438	$2	$(10)	$2,446	$2,541
EMEA	690	—	(10)	700	787
Asia Pacific	478	—	(7)	485	546
Latin America	276	—	(30)	306	304
Total	$3,882	$2	$(57)	$3,937	$4,178

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2025, compared to sales for the three and six months ended March 31, 2024:

	Three Months Ended March 31,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$896	$—	$(18)	$914	$974
Software & Control	568	—	(11)	579	569
Lifecycle Services	537	—	(10)	547	583
Total	$2,001	$—	$(39)	$2,040	$2,126

	Six Months Ended March 31,
	2025				2024
	Reported Sales	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales	Reported Sales
Intelligent Devices	$1,702	$—	$(28)	$1,730	$1,901
Software & Control	1,097	—	(16)	1,113	1,173
Lifecycle Services	1,083	2	(13)	1,094	1,104
Total	$3,882	$2	$(57)	$3,937	$4,178

The following is a reconciliation of reported sales growth to organic sales growth for the three and six months ended March 31, 2025, compared to sales for the three and six months ended March 31, 2024:

	Three Months Ended March 31, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	—%	—%	—%	—%
EMEA	(10)%	—%	(2)%	(8)%
Asia Pacific	(16)%	—%	(3)%	(13)%
Latin America	(22)%	—%	(10)%	(12)%
Total	(6)%	—%	(2)%	(4)%

	Six Months Ended March 31, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
North America	(4)%	—%	—%	(4)%
EMEA	(12)%	—%	(1)%	(11)%
Asia Pacific	(12)%	—%	(1)%	(11)%
Latin America	(10)%	—%	(10)%	—%
Total	(7)%	—%	(1)%	(6)%
The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and six months ended March 31, 2025, compared to sales for the three and six months ended March 31, 2024:

	Three Months Ended March 31, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(8)%	—%	(2)%	(6)%
Software & Control	—%	—%	(2)%	2%
Lifecycle Services	(8)%	—%	(2)%	(6)%
Total	(6)%	—%	(2)%	(4)%

	Six Months Ended March 31, 2025
	Reported Sales Growth	Less: Effect of Acquisitions	Effect of Changes in Currency	Organic Sales Growth
Intelligent Devices	(10)%	—%	(1)%	(9)%
Software & Control	(6)%	—%	(1)%	(5)%
Lifecycle Services	(2)%	—%	(1)%	(1)%
Total	(7)%	—%	(1)%	(6)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit credit, purchase accounting depreciation and amortization attributable to Rockwell Automation, and change in fair value of investments, including their respective tax effects.
We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net Income attributable to Rockwell Automation, diluted EPS, and effective tax rate.
The following are the components of operating and non-operating pension and postretirement benefit cost (credit):

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Service cost	$11	$9	$21	$19
Operating pension and postretirement benefit cost	11	9	21	19

Interest cost	34	37	68	74
Expected return on plan assets	(42)	(43)	(83)	(85)
Amortization of net actuarial loss	8	1	15	1
Non-operating pension and postretirement benefit credit	—	(5)	—	(10)

Net periodic pension and postretirement benefit cost	$11	$4	$21	$9
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income in the Condensed Statement of Operations.
The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to adjusted income, adjusted EPS, and adjusted effective tax rate, respectively:

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net income attributable to Rockwell Automation	$252	$266	$436	$481
Non-operating pension and postretirement benefit credit	—	(5)	—	(10)
Tax effect of non-operating pension and postretirement benefit credit	—	1	—	2
Purchase accounting depreciation and amortization attributable to Rockwell Automation	32	34	65	67
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(7)	(5)	(15)	(11)
Change in fair value of investments	3	(3)	3	(6)
Tax effect of change in fair value of investments	(1)	—	(1)	1
Adjusted income	$279	$288	$488	$524

Diluted EPS	$2.22	$2.31	$3.83	$4.17
Non-operating pension and postretirement benefit credit	—	(0.04)	—	(0.09)
Tax effect of non-operating pension and postretirement benefit credit	—	0.01	—	0.02
Purchase accounting depreciation and amortization attributable to Rockwell Automation	0.27	0.29	0.57	0.58
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.06)	(0.05)	(0.13)	(0.10)
Change in fair value of investments	0.03	(0.02)	0.03	(0.05)
Tax effect of change in fair value of investments	(0.01)	—	(0.01)	0.01
Adjusted EPS	$2.45	$2.50	$4.29	$4.54

Effective tax rate	17.1%	14.5%	16.8%	16.1%
Tax effect of non-operating pension and postretirement benefit credit	—%	(0.1)%	—%	—%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	0.5%	0.3%	0.7%	0.1%
Tax effect of change in fair value of investments	0.1%	0.1%	0.1%	—%
Tax effect of restructuring charges (1)	—%	—%	—%	—%
Adjusted effective tax rate	17.7%	14.8%	17.6%	16.2%

Fiscal 2025 Guidance

Diluted EPS (1)	$8.23 - $9.23
Non-operating pension and postretirement benefit credit	—
Tax effect of non-operating pension and postretirement benefit credit	—
Purchase accounting depreciation and amortization attributable to Rockwell Automation	1.14
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	(0.19)
Change in fair value of investments (2)	0.03
Tax effect of change in fair value of investments (2)	(0.01)
Adjusted EPS (1)	$9.20 - $10.20

Effective tax rate	~ 17%
Tax effect of non-operating pension and postretirement benefit credit	~ —%
Tax effect of purchase accounting depreciation and amortization attributable to Rockwell Automation	~ —%
Tax effect of change in fair value of investments (2)	~ —%
Adjusted effective tax rate	~ 17%
(1) Fiscal 2025 guidance based on adjusted income attributable to Rockwell, which includes an adjustment for SLB's non-controlling interest in Sensia.
(2) The actual year-to-date adjustments are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity, and limited visibility of these items.

Note: Guidance as of May 7, 2025

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025
Cash provided by operating activities	$282	$839	$33	$120	$279	$432	$364	$199
Capital expenditures	(42)	(63)	(68)	(51)	(41)	(65)	(71)	(28)
Free cash flow	$240	$776	$(35)	$69	$238	$367	$293	$171

Free cash flow conversion (free cash flow as a percentage of adjusted income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.
The table below provides free cash flow conversion for the three months ended March 31, 2025 and 2024:

	Quarter Ended
	Mar. 31, 2025	Mar. 31, 2024
Free cash flow (a)	$171	$69
Adjusted income (b)	279	288
Free cash flow conversion (a/b)	61%	24%
Return On Invested Capital
Our press release contains information regarding ROIC, which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net income, before Interest expense, Income tax provision, and Purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of Short-term debt, Long-term debt, Shareowners’ equity, and Accumulated amortization of goodwill and other intangible assets, minus Cash and cash equivalents, Short-term investments, and Long-term investments (fixed income securities), multiplied by;
(c) one minus the Effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	March 31,
	2025	2024
(a) Return
Net income	$896	$1,082
Interest expense	161	138
Income tax provision	145	277
Purchase accounting depreciation and amortization	142	285
Return	$1,344	$1,782
(b) Average invested capital
Short-term debt	$1,091	$741
Long-term debt	2,567	2,809
Shareowners’ equity	3,578	3,662
Accumulated amortization of goodwill and intangibles	1,366	1,230
Cash and cash equivalents	(454)	(576)
Short-term and long-term investments	(3)	(1)
Average invested capital	$8,145	$7,865
(c) Effective tax rate
Income tax provision	$145	$277
Income before income taxes	1,041	1,359
Effective tax rate	13.9%	20.4%
(a) / (b) * (1-c) Return On Invested Capital	14.2%	18.0%